HomeStreet Reports First Quarter 2021 Results

Fully diluted EPS $1.35	ROE: 16.4% ROTCE: 17.3%	ROAA: 1.65%
SEATTLE –April 26, 2021 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2021. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“HomeStreet’s earnings during the first quarter of 2021 reflected strong underlying performance across all of our lines of business making our first quarter a great start to the year,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “During the first quarter, our net interest margin increased as a result of ongoing improvements in funding costs, we once again benefited from high loan volume and profitability on loans sold, and we continued to aid our customers and communities most at-risk during the pandemic by originating $123 million of Paycheck Protection Program (“PPP”) loans during the quarter. In particular, our single-family mortgage banking loan volume and profit margins continued at the high levels we have experienced since the second quarter of last year. Additionally, our non-interest expenses for the quarter reflected meaningful reductions in information services, occupancy and general and administrative and other expenses as a result of our ongoing focus on cost reduction and profitability improvement.”

First Quarter Operating Results
                   First quarter 2021 compared to fourth quarter 2020
Reported Results:
•Net income: $29.7 million compared with $27.6 million
•Earnings per fully diluted share: $1.35 compared to $1.25
•Net interest margin: 3.29%, compared to 3.26%
•ROE: 16.4% compared to 15.3%
•ROTCE: 17.3% compared to 16.2%
•Return on average assets: 1.65% compared to 1.47%
•Efficiency ratio: 60.0% compared to 56.1%

Core Results:
•Net income: $29.7 million compared with $32.4 million
•Earnings per fully diluted share: $1.35 compared to $1.47
•ROTCE:17.3% compared to 19.0%
•Return on average assets: 1.65% compared to 1.73%

Financial Position
                    First quarter 2021 compared to fourth quarter 2020
•Loan portfolio originations: $769 million, a 5% increase
•Single family loans held for sale originations: $624 million, a 1% decrease
•Commercial and consumer noninterest-bearing deposits increased 9%
•Period ending cost of deposits: 0.21%, compared to 0.29%
•Book value per share: $32.84, compared to $32.93
•Tangible book value per share: $31.31, compared to $31.42

“We grew our loan portfolio in the quarter despite continuing high levels of prepayments. Our loan portfolio continues to perform well with low levels of problem assets and borrowers on forbearance,” added Mr. Mason. “Given our strong credit performance, we did not record any provision for loan losses in the quarter.”

Other
•Originated $123 million in PPP loans in 2021 first quarter
•Repurchased a total of 560,996 shares of our common stock at an average price of $44.56 per share during the first quarter
•Declared and paid a cash dividend of $0.25 per share in the quarter

Mr. Mason concluded, “Based on our strong financial results and positive outlook we repurchased $25 million of our common stock during the quarter and paid a cash dividend which was 67% higher than the prior quarter. Going forward we anticipate continuing to manage our capital efficiently, retaining capital for growth while returning excess capital to shareholders.”

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 27, 2021 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss first quarter 2021 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10153874 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10153874.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(in thousands, except per share data and FTE data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Select Income Statement Data:
Net interest income	$54,517	$56,048	$55,684	$51,496	$45,434
Provision for credit losses	—	—	—	6,469	14,000
Noninterest income	38,833	43,977	36,155	36,602	32,630
Noninterest expense	56,608	64,770	58,057	57,652	55,184
Income:
Before income taxes	36,742	35,255	33,782	23,977	8,880
Total	29,663	27,598	26,349	18,904	7,139
Income per share - diluted	1.35	1.25	1.15	0.81	0.30
Core net income: (1)
Total	29,663	32,384	28,187	20,155	8,116
Income per share - diluted	1.35	1.47	1.23	0.86	0.34

Selected Performance Ratios:
Return on average equity - annualized	16.4%	15.3%	14.6%	10.9%	4.1%
Return on average tangible equity - annualized: (1)
Net income	17.3%	16.2%	15.5%	11.6%	4.5%
Core (1)	17.3%	19.0%	16.6%	12.4%	5.1%
Return on average assets - annualized:
Net income	1.65%	1.47%	1.40%	1.05%	0.42%
Core (1)	1.65%	1.73%	1.50%	1.12%	0.48%

Efficiency ratio (1)	60.0%	56.1%	59.9%	62.6%	68.5%
Net interest margin	3.29%	3.26%	3.20%	3.12%	2.93%

Other data:
Full-time equivalent employees ("FTE")	1,013	1,013	999	987	996

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of:
(in thousands, except share and per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Selected Balance Sheet Data:
Loans held for sale	$390,223	$361,932	$421,737	$303,546	$140,527
Loans held for investment, net	5,227,727	5,179,886	5,229,477	5,367,278	5,034,930
Allowance for credit losses ("ACL")	64,047	64,294	64,892	65,000	58,299
Investment securities	1,049,105	1,076,364	1,111,468	1,171,821	1,058,492
Total assets	7,265,191	7,237,091	7,409,641	7,351,118	6,806,718
Deposits	6,131,233	5,821,559	5,815,690	5,656,321	5,257,057
Borrowings	84,500	322,800	514,590	713,590	558,590
Long-term debt	125,885	125,838	125,791	125,744	125,697
Total shareholders' equity	701,463	717,750	696,306	694,649	677,314
Other Data:
Book value per share	$32.84	$32.93	$31.66	$30.19	$28.97
Tangible book value per share (1)	$31.31	$31.42	$30.15	$28.73	$27.52
Equity to assets	9.7%	9.9%	9.4%	9.4%	10.0%
Tangible common equity to tangible assets (1)	9.2%	9.5%	9.0%	9.0%	9.5%
Shares outstanding at end of period	21,360,514	21,796,904	21,994,204	23,007,400	23,376,793
Loans to deposit ratio	92.7%	96.3%	98.3%	101.4%	99.6%
Credit Quality:
ACL to total loans (2)	1.34%	1.33%	1.33%	1.30%	1.17%
ACL to nonaccrual loans	297.3%	310.3%	307.2%	296.7%	449.3%
Nonaccrual loans to total loans	0.41%	0.40%	0.40%	0.40%	0.25%
Nonperforming assets to total assets	0.32%	0.31%	0.30%	0.31%	0.21%
Nonperforming assets	$23,025	$22,097	$22,084	$22,642	$14,318
Regulatory Capital Ratios:
Bank
Tier 1 leverage ratio	10.01%	9.79%	9.40%	9.79%	10.06%
Total risk-based capital	14.84%	14.76%	13.95%	14.08%	13.95%
Company
Tier 1 leverage ratio	9.83%	9.65%	9.34%	9.73%	10.15%
Total risk-based capital	14.05%	14.00%	13.33%	13.48%	13.50%

(1)For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.
(2)The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including Paycheck Protection Program ("PPP") loan balances.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2021	December 31, 2020

ASSETS
Cash and cash equivalents	$69,101	$58,049
Investment securities	1,049,105	1,076,364
Loans held for sale	390,223	361,932
Loans held for investment, (net of allowance for credit losses of $64,047 and $64,294)	5,227,727	5,179,886
Mortgage servicing rights	101,978	85,740
Premises and equipment, net	63,049	65,102
Other real estate owned	1,484	1,375
Goodwill and other intangibles	32,587	32,880
Other assets	329,937	375,763
Total assets	$7,265,191	$7,237,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$6,131,233	$5,821,559
Borrowings	84,500	322,800
Long-term debt	125,885	125,838
Accounts payable and other liabilities	222,110	249,144
Total liabilities	6,563,728	6,519,341
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
21,360,514 and 21,796,904 shares issued and outstanding	269,942	278,505
Retained earnings	411,712	403,888
Accumulated other comprehensive income	19,809	35,357
Total shareholders' equity	701,463	717,750
Total liabilities and shareholders' equity	$7,265,191	$7,237,091

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest income:
Loans	$53,568	$56,724	$57,538	$55,728	$59,009
Investment securities	5,951	5,733	5,667	5,999	4,387
Cash, Fed Funds and other	172	267	532	75	353
Total interest income	59,691	62,724	63,737	61,802	63,749
Interest expense:
Deposits	3,650	4,853	5,986	8,175	14,783
Borrowings	1,524	1,823	2,067	2,131	3,532
Total interest expense	5,174	6,676	8,053	10,306	18,315
Net interest income	54,517	56,048	55,684	51,496	45,434
Provision for credit losses	—	—	—	6,469	14,000
Net interest income after provision for credit losses	54,517	56,048	55,684	45,027	31,434
Noninterest income:
Net gain on loan origination and sale activities	33,459	36,866	33,130	30,027	22,541
Loan servicing income (loss)	748	2,570	(1,582)	2,402	6,101
Deposit fees	1,824	1,858	1,769	1,566	1,890
Other	2,802	2,683	2,838	2,607	2,098
Total noninterest income	38,833	43,977	36,155	36,602	32,630
Noninterest expense:
Compensation and benefits	35,835	35,397	34,570	34,427	32,432
Information services	6,784	7,674	7,401	7,405	7,524
Occupancy	6,492	12,241	8,354	7,959	6,769
General, administrative and other	7,497	9,458	7,732	7,861	8,459
Total noninterest expense	56,608	64,770	58,057	57,652	55,184
Income before income taxes	36,742	35,255	33,782	23,977	8,880
Income tax expense	7,079	7,657	7,433	5,073	1,741
Net income	$29,663	$27,598	$26,349	$18,904	$7,139

Net income per share:
Basic	$1.37	$1.27	$1.16	$0.81	$0.30
Diluted	$1.35	$1.25	$1.15	$0.81	$0.30
Weighted average shares outstanding:
Basic	21,637,671	21,798,545	22,665,069	23,330,494	23,688,930
Diluted	21,961,828	22,103,902	22,877,226	23,479,845	23,860,280

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands)	Quarter Ended
Average Balances:	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Investment securities	$1,065,423	$1,098,367	$1,149,196	$1,117,449	$979,825
Loans	5,605,868	5,705,512	5,745,653	5,505,913	5,218,337
Total interest earning assets	6,739,335	6,877,872	6,972,626	6,670,106	6,253,147
Deposits: Interest-bearing	4,589,126	4,491,440	4,326,808	4,220,307	4,333,756
Deposits: Noninterest-bearing	1,433,765	1,421,182	1,398,640	1,274,891	1,009,482
Borrowings	203,621	471,175	735,493	726,330	483,733
Long-term debt	125,854	125,807	125,760	125,713	125,666
Total interest-bearing liabilities	4,918,601	5,088,422	5,188,061	5,072,350	4,943,155

Average Yield/Rate:
Investment securities	2.47%	2.35%	2.23%	2.40%	2.03%
Loans	3.85%	3.93%	3.96%	4.03%	4.51%
Total interest earning assets	3.60%	3.65%	3.66%	3.74%	4.10%
Deposits: Interest-bearing	0.32%	0.43%	0.55%	0.78%	1.38%
Total deposits	0.25%	0.33%	0.42%	0.60%	1.14%
Borrowings	0.32%	0.35%	0.35%	0.36%	1.51%
Long-term debt	4.33%	4.35%	4.38%	4.55%	5.04%
Total interest-bearing liabilities	0.42%	0.52%	0.62%	0.81%	1.48%
Net interest rate spread	3.18%	3.13%	3.04%	2.93%	2.62%
Net interest margin	3.29%	3.26%	3.20%	3.12%	2.93%

Results of Operations

Non-core Amounts

During the fourth quarter of 2020, non-core items included $6.1 million of impairments related to restructuring of our corporate facilities. During the first quarter of 2020, non-core items included $1.2 million of other restructuring costs. We had no similar charges in the first quarter of 2021.

First Quarter of 2021 Compared to the Fourth Quarter of 2020

Our net income and income before taxes were $29.7 million and $36.7 million, respectively, in the first quarter of 2021, as compared to $27.6 million and $35.3 million, respectively, during the fourth quarter of 2020. The $1.5 million increase in income before taxes was due to lower noninterest expense, partially offset by lower net interest income and lower noninterest income.

Our effective tax rate during the first quarter of 2021 was 19.3% as compared to 21.7% in the fourth quarter of 2020 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. Our effective tax rate in the first quarter of 2021 was lower than the fourth quarter of 2020 due to reductions in taxes on income related to excess tax benefits resulting from the exercise or vesting of stock awards during the quarter.

Net interest income was lower in the first quarter of 2021 due to a lower level of interest earnings assets which was partially offset by an increase in our net interest margin. The lower balances of interest earning assets was due primarily to continuing high prepayments on loans in our portfolio and the sale of multifamily loans. Our net interest margin increased to 3.29% primarily due to a five basis point increase in our net interest rate spread. The increase in our net interest rate spread was due to a lower cost of interest-bearing liabilities which was partially offset by lower yields on interest-earning assets. The five basis point decrease in yield on interest earning assets was due to the origination of loans, including PPP loans, at current market rates which were below our portfolio rates and the prepayment and paydown of higher yielding loans. The ten basis point decrease in our costs of interest-bearing liabilities was the result of repricing our deposit products to lower market rates, the maturity of higher rate time deposits and lower borrowing costs.

As a result of the favorable performance of our loan portfolio and a stable low level of nonperforming assets, we recorded no provision for credit losses in either the first quarter of 2021 or the fourth quarter of 2020.

The decrease in noninterest income for the first quarter of 2021 as compared to the fourth quarter of 2020, was due to a $3.4 million decrease in gain on loan origination and sales and a $1.8 million decrease in loan servicing income. The decrease in gain on loan origination and sales was primarily due to lower volumes of multifamily loans sold, including Fannie Mae DUS loans, in the first quarter of 2021 as compared to the fourth quarter of 2020. The decrease in loan servicing income was due primarily to unfavorable risk management results in the first quarter of 2021 for single family mortgage servicing rights ("MSRs") due in part to unanticipated volatility in the shape of the yield curve.

The $8.2 million decrease in noninterest expense in the first quarter of 2021 as compared to the fourth quarter of 2020 was due to a decrease in information services, occupancy and general, administrative and other costs. The decrease in information services costs are primarily due to lower rates, beginning in the first quarter of 2021, related to the renegotiation of our core system processing contract. The decrease in occupancy costs relates to the $6.1 million restructuring charge recognized in the fourth quarter of 2020 and lower rent due to the reduction in rental space. General, administrative and other costs decreased due to a $1.5 million charge related to the prepayment of FHLB advances in the fourth quarter of 2020.

First Quarter of 2021 Compared to the First Quarter of 2020

Our net income and income before taxes were $29.7 million and $36.7 million, respectively, in the first quarter of 2021, as compared to $7.1 million and $8.9 million, respectively, in the first quarter of 2020. The $27.9 million increase in income before taxes was due to higher net interest income, higher noninterest income and a lower provision for credit losses which were partially offset by higher noninterest expenses.
Our effective tax rate during the first quarter of 2021 was 19.3% as compared to 19.6% in the first quarter of 2020 and a statutory rate of 23.5%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. The benefits of tax advantaged investments were a lower proportion of total earnings in the first quarter of 2021 resulting a higher rate, which was offset by reductions in taxes on income related to excess tax benefits resulting from the exercise or vesting of stock awards during the first quarter of 2021.

Net interest income was higher in the first quarter of 2021 as compared to the first quarter of 2020 due to a $486 million increase in interest earning assets and an increase in our net interest margin from 2.93% in the first quarter of 2020 to 3.29% in the first quarter of 2021. The increase in interest earning assets was due to the growth of our loan and investment portfolios during 2020. The increase in our net interest margin was due to a 56 basis point increase in our net interest rate spread as decreases in the rates paid on interest bearing liabilities were greater than the decreases in yields on our interest earning assets. The 50 basis point decrease in yield on interest earning assets was due to the origination of loans, including PPP loans, and purchases of securities at current market rates which were below our portfolio rates, the repricing down of variable rate loans and the prepayment and paydown of higher yielding loans and investments in our portfolios. Our cost of interest-bearing liabilities decreased from 1.48% in the first quarter of 2020 to 0.42% first quarter of 2021 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates.

As a result of the favorable performance of our loan portfolio and a stable low level of nonperforming assets, we recorded no provision for credit losses in the first quarter of 2021. Due to adverse economic conditions related to the COVID-19 pandemic, in the first quarter of 2020 we recorded a $14 million provision for credit losses as an estimate of the potential adverse impact of those conditions on our loan portfolio.

The increase in noninterest income for the first quarter of 2021 as compared to the first quarter of 2020, was due to an increase in gain on loan origination and sale activities, which was partially offset by a decrease in loan servicing income. The $10.9 million increase in gain on loan origination and sale activities was primarily due to an increase in volumes and profitability on single family mortgage rate locks and increased gain on sale margins of multifamily loans. The $5.4 million decrease in loan servicing income was due to increased amortization of single family MSRs due to higher levels of prepayments and a $4.2 million decrease in risk management results for single family MSRs which was partially offset by a $2.1 million increase in commercial loan servicing income due to the increase in the related servicing portfolio. The decrease in the risk management results reflected the benefits realized in the first quarter of 2020 related to the high levels of volatility in market interest rates that occurred at the start of the COVID-19 pandemic and the costs recognized in the first quarter of 2021 due in part to unanticipated volatility in the shape of the yield curve.

The $1.4 million increase in noninterest expense in the first quarter of 2021 as compared to the first quarter of 2020 was due to higher compensation and benefits costs which were partially offset by lower information services expense and lower general, administrative and other expenses. The higher compensation and benefits costs were due to increased commissions and incentives on higher loan production. The decrease in information services costs are primarily due to lower rates, beginning in the first quarter of 2021, related to the renegotiation of core system processing contract. The lower general, administrative and other expenses was due to restructuring charges of $1.2 million recognized in the first quarter of 2020.

Financial Position

During the first quarter of 2021, total assets increased by $28 million primarily due to increases in our loan portfolios. Loans held for investment increased due to $769 million of originations, including the origination of $123 million of loans under PPP, which were partially offset by sales of $130 million, the transfer of $126 million of multifamily loans to loans held for sale and prepayments and scheduled payments of $465 million. Total liabilities increased by $44 million primarily due to a $310 million increase in deposits which was partially offset by a $238 million decrease in borrowings. The growth in deposits was due to new customers, increases in existing customers balances, deposits related to PPP loans originated in the quarter and a $78 million increase in wholesale deposits.

Credit Quality
As of March 31, 2021, our ratio of nonperforming assets to total assets remained low at 0.32% while our ratio of total loans delinquent over 30 days to total loans was 0.65%. As a result of the COVID-19 pandemic, the Company has approved forbearances for some of its borrowers. The status of these forbearances as of March 31, 2021 is as follows:

	Forbearances Approved (2)
	Initiated in the First Quarter of 2021		Total		Expired		Outstanding
(in thousands)	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount	Number of loans	Amount
Loan type:
Commercial and CRE:
Commercial business	3	$1,488	128	$74,396	121	63,527	7	$10,869
CRE owner occupied	—	—	29	72,727	28	72,407	1	320
CRE nonowner occupied	1	3,877	15	62,126	13	57,400	2	4,726
Multifamily	—	—	1	5,735	—	—	1	5,735
Total	4	$5,365	173	$214,984	162	$193,334	11	$21,650

Single family and consumer (1)
Single family							131	$57,416
HELOCs and consumer							53	6,852
Total							184	$64,268

(1) Does not include any single family loans that are guaranteed by Ginnie Mae.
(2) Does not include construction loans that were modified as a result of COVID-19 related construction delays to extend the construction or lease-up periods. Each of these loans continued to make monthly payments under the existing or modified payment terms. At March 31, 2021, three of these loans with $2 million in balances were still operating under the modifications granted.

The forbearances approved for commercial and industrial loans and CRE nonowner occupied loans were generally for a period of three months while the forbearances for single family, HELOCs and consumer loans were generally for a period of three to six months. As of March 31, 2021, excluding the loans with forbearances still in place, 99% of the commercial and CRE loans approved for a forbearance have completed their forbearance period and have resumed payments. The forbearance periods for the majority of single family and consumer loans granted forbearance that were not complete as of March 31, 2021 are scheduled to be completed in the second quarter of 2021.

Loans Held for Investment

(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Commercial real estate loans
Non-owner occupied commercial real estate	$766,002	$829,538	$847,079	$867,967	$872,173
Multifamily	1,521,349	1,428,092	1,327,156	1,306,079	1,167,242
Construction/land development	532,202	553,695	590,707	630,066	626,969
Total commercial real estate loans	2,819,553	2,811,325	2,764,942	2,804,112	2,666,384
Commercial and industrial loans
Owner occupied commercial real estate	473,273	467,256	462,613	462,903	473,338
Commercial business	757,231	645,723	683,917	697,340	438,996
Total commercial and industrial loans	1,230,504	1,112,979	1,146,530	1,160,243	912,334
Consumer loans
Single family (1)	875,417	915,123	936,774	983,166	988,967
Home equity and other	366,300	404,753	446,123	484,757	525,544
Total consumer loans	1,241,717	1,319,876	1,382,897	1,467,923	1,514,511
Total	5,291,774	5,244,180	5,294,369	5,432,278	5,093,229
Allowance for credit losses	(64,047)	(64,294)	(64,892)	(65,000)	(58,299)
Net	$5,227,727	$5,179,886	$5,229,477	$5,367,278	$5,034,930

(1)Includes $4.3 million, $7.1 million, $7.6 million, $5.8 million and $4.9 million of single family loans that are carried at fair value at March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020 and March 31, 2020, respectively.

Loan Roll-forward

(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Loans - beginning balance	$5,244,180	$5,294,369	$5,432,278	$5,093,229	$5,114,556
Originations and advances	768,787	734,029	612,091	833,111	667,039
Sales	(129,898)	(223,755)	(102,879)	—	(242,580)
Payoffs, paydowns and other	(591,217)	(559,996)	(646,646)	(494,009)	(445,562)
Charge-offs and transfers to OREO	(78)	(467)	(475)	(53)	(224)
Loans - ending balance	$5,291,774	$5,244,180	$5,294,369	$5,432,278	$5,093,229

Loan Originations and Advances

(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Commercial real estate loans
Non-owner occupied commercial real estate	$8,404	$18,233	$23,183	$4,279	$37,280
Multifamily	282,795	353,802	272,460	191,345	279,948
Construction/land development	165,631	171,822	153,222	137,747	158,800
Total commercial real estate loans	456,830	543,857	448,865	333,371	476,028
Commercial and industrial loans
Owner occupied commercial real estate	33,155	20,968	15,192	5,762	16,767
Commercial business	163,525	41,357	34,956	339,532	69,058
Total commercial and industrial loans	196,680	62,325	50,148	345,294	85,825
Consumer loans
Single family	95,544	103,016	83,805	122,729	61,934
Home equity and other	19,733	24,831	29,273	31,717	43,252
Total consumer loans	115,277	127,847	113,078	154,446	105,186
Total	$768,787	$734,029	$612,091	$833,111	$667,039

Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Allowance for credit losses
Beginning balance	$64,294	$64,892	$65,000	$58,299	$41,772
Provision for credit losses	(371)	210	273	6,705	14,655
Recoveries (charge-offs), net	124	(808)	(381)	(4)	29
Impact of ASC 326 adoption	—	—	—	—	1,843
Ending balance	$64,047	$64,294	$64,892	$65,000	$58,299

Allowance for unfunded commitments:
Beginning balance	$1,588	$1,798	$2,071	$2,307	$1,065
Provision for credit losses	371	(210)	(273)	(236)	(655)
Impact of ASC 326 adoption	—	—	—	—	1,897
Ending balance	$1,959	$1,588	$1,798	$2,071	$2,307

Provision for credit losses:
Allowance for credit losses - loans	$(371)	$210	$273	$6,705	$14,655
Allowance for unfunded commitments	371	(210)	(273)	(236)	(655)
Total	$—	$—	$—	$6,469	$14,000

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

March 31, 2021
Total loans held for investment	$858	$1,156	$10,676	$21,541	$34,231	$5,257,543	$5,291,774
%	0.02%	0.02%	0.20%	0.41%	0.65%	99.35%	100.00%

December 31, 2020
Total loans held for investment	$2,389	$553	$11,476	$20,722	$35,140	$5,209,040	$5,244,180
%	0.05%	0.01%	0.22%	0.40%	0.67%	99.33%	100.00%

(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $13.5 million and $14.7 million at March 31, 2021 and December 31, 2020, respectively.

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	March 31, 2021		December 31, 2020
Allowance for credit losses	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)

Non-owner occupied commercial real estate	$9,218	1.20%	$8,845	1.07%
Multifamily	6,969	0.46%	6,072	0.43%
Construction/land development
Multifamily construction	3,936	3.69%	4,903	4.25%
Commercial real estate construction	1,908	6.67%	1,670	6.12%
Single family construction	5,007	1.86%	5,130	1.98%
Single family construction to permanent	1,124	0.88%	1,315	0.87%
Total commercial real estate loans	28,162	1.00%	27,935	0.99%
Owner occupied commercial real estate	5,266	1.12%	4,994	1.08%
Commercial business	17,105	4.68%	17,043	4.72%
Total commercial and industrial loans	22,371	2.68%	22,037	2.67%
Single family	6,735	0.88%	6,906	0.85%
Home equity and other	6,779	1.85%	7,416	1.83%
Total consumer loans	13,514	1.20%	14,322	1.18%
Total	$64,047	1.34%	$64,294	1.33%

(1) The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Loan originations
Single family loans	$623,889	$628,762	$573,065	$537,386	$339,881
Commercial and industrial and CRE loans	113,304	162,898	116,496	65,338	69,818
Loans sold
Single family loans	573,040	592,661	686,280	397,150	309,853
Commercial and industrial and CRE loans (1)	257,717	406,717	170,980	48,622	282,457
Net gain on loan origination and sale activities
Single family loans	26,187	27,044	27,632	28,288	17,831
Commercial and industrial and CRE loans (1)	7,272	9,822	5,498	1,739	4,710
Total	$33,459	$36,866	$33,130	$30,027	$22,541
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Single family servicing income, net:
Servicing fees and other	$3,935	$4,120	$4,124	$4,254	$4,979
Changes - amortization (1)	(5,693)	(5,508)	(4,401)	(4,351)	(3,494)
Net	(1,758)	(1,388)	(277)	(97)	1,485
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	11,463	2,015	(2,960)	(2,166)	(16,844)
Net gain (loss) from derivatives hedging	(12,591)	(1,328)	(91)	2,318	19,921
Subtotal	(1,128)	687	(3,051)	152	3,077
Single family servicing income (loss)	(2,886)	(701)	(3,328)	55	4,562
Commercial loan servicing income:
Servicing fees and other	4,978	4,844	3,096	3,606	3,014
Amortization of capitalized MSRs	(1,344)	(1,573)	(1,350)	(1,259)	(1,475)
Total	3,634	3,271	1,746	2,347	1,539
Total loan servicing income (loss)	$748	$2,570	$(1,582)	$2,402	$6,101

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Single Family MSRs
Beginning balance	$49,966	$47,018	$47,804	$49,933	$68,109
Additions and amortization:
Originations	6,616	6,482	6,569	4,211	2,162
Changes - amortization (1)	(5,693)	(5,508)	(4,401)	(4,351)	(3,494)
Net additions and amortization	923	974	2,168	(140)	(1,332)
Change in fair value due to assumptions (2)	11,463	1,974	(2,954)	(1,989)	(16,844)
Ending balance	$62,352	$49,966	$47,018	$47,804	$49,933
Ratio to related loans serviced for others	1.10%	0.85%	0.76%	0.76%	0.74%

CRE MSRs
Beginning balance	$35,774	$31,806	$30,583	$30,120	29,494
Originations	5,152	5,458	2,524	1,648	1,957
Amortization	(1,300)	(1,490)	(1,301)	(1,185)	(1,331)
Ending balance	$39,626	$35,774	$31,806	$30,583	$30,120
Ratio to related loans serviced for others	2.02%	1.99%	1.93%	1.89%	1.88%

(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,190,953	$1,092,735	$1,022,786	$1,049,356	$768,776
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	557,900	484,265	545,890	484,869	420,606
Statement savings accounts due on demand	287,028	264,024	258,727	246,817	222,821
Money market accounts due on demand	2,665,875	2,596,453	2,512,440	2,471,388	2,299,442
Total interest-bearing transaction and savings deposits	3,510,803	3,344,742	3,317,057	3,203,074	2,942,869
Total transaction and savings deposits	4,701,756	4,437,477	4,339,843	4,252,430	3,711,645
Certificates of deposit	1,178,714	1,139,807	1,174,839	1,136,483	1,297,924
Noninterest-bearing accounts - other	250,763	244,275	301,008	267,408	247,488
Total deposits	$6,131,233	$5,821,559	$5,815,690	$5,656,321	$5,257,057

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	19.4%	18.8%	17.6%	18.6%	14.6%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	9.1%	8.3%	9.4%	8.6%	8.0%
Statement savings accounts, due on demand	4.7%	4.5%	4.4%	4.3%	4.2%
Money market accounts, due on demand	43.5%	44.6%	43.2%	43.7%	43.7%
Total interest-bearing transaction and savings deposits	57.3%	57.4%	57.0%	56.6%	55.9%
Total transaction and savings deposits	76.7%	76.2%	74.6%	75.2%	70.5%
Certificates of deposit	19.2%	19.6%	20.2%	20.1%	24.7%
Noninterest-bearing accounts - other	4.1%	4.2%	5.2%	4.7%	4.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; and (iii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Tangible book value per share
Shareholders' equity	$701,463	$717,750	$696,306	$694,649	$677,314
Less: Goodwill and other intangibles	(32,587)	(32,880)	(33,222)	(33,563)	(33,908)
Tangible shareholders' equity	$668,876	$684,870	$663,084	$661,086	$643,406

Common shares outstanding	21,360,514	21,796,904	21,994,204	23,007,400	23,376,793

Computed amount	$31.31	$31.42	$30.15	$28.73	$27.52

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$668,876	$684,870	$663,084	$661,086	$643,406
Tangible assets
Total assets	$7,265,191	$7,237,091	$7,409,641	$7,351,118	$6,806,718
Less: Goodwill and other intangibles (per above)	(32,587)	(32,880)	(33,222)	(33,563)	(33,908)
Net	$7,232,604	$7,204,211	$7,376,419	$7,317,555	$6,772,810

Ratio	9.2%	9.5%	9.0%	9.0%	9.5%

Core net income
Net income	$29,663	$27,598	$26,349	$18,904	$7,139
Adjustments (tax effected)
Restructuring related charges	—	4,786	1,838	1,697	977
Contingent payout	—	—	—	(446)	—
Total	$29,663	$32,384	$28,187	$20,155	$8,116

Return on average tangible equity (annualized)
Average shareholders' equity	$731,719	$717,666	$716,899	$698,521	$691,292
Less: Average goodwill and other intangibles	(32,777)	(33,103)	(33,447)	(33,785)	(34,125)
Average tangible equity	$698,942	$684,563	$683,452	$664,736	$657,167

Net income	29,663	27,598	26,349	18,904	7,139
Adjustments (tax effected)
Amortization of core deposit intangibles	236	267	266	272	277
Tangible income applicable to shareholders	$29,899	$27,865	$26,615	$19,176	$7,416

Ratio	17.3%	16.2%	15.5%	11.6%	4.5%

Return on average tangible equity (annualized) - Core
Average tangible equity (per above)	$698,942	$684,563	$683,452	$664,736	$657,167

Core net income (per above)	$29,663	$32,384	$28,187	$20,155	$8,116
Adjustments (tax effected)
Amortization of core deposit intangibles	236	267	266	272	277
Tangible core income applicable to shareholders	$29,899	$32,651	$28,453	$20,427	$8,393

Ratio	17.3%	19.0%	16.6%	12.4%	5.1%

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Return on average assets (annualized) - Core
Average assets	$7,310,408	$7,463,702	$7,499,809	$7,207,996	$6,825,993
Core net income (per above)	29,663	32,384	28,187	20,155	8,116

Ratio	1.65%	1.73%	1.50%	1.12%	0.48%

Efficiency ratio
Noninterest expense
Total	$56,608	$64,770	$58,057	$57,652	$55,184
Adjustments:
Restructuring related charges	—	(6,112)	(2,357)	(2,153)	(1,215)
Prepayment fee on FHLB advances	—	(1,492)	—	—	—
State of Washington taxes	(579)	(1,056)	(677)	(675)	(512)
Adjusted total	$56,029	$56,110	$55,023	$54,824	$53,457

Total revenues
Net interest income	$54,517	$56,048	$55,684	$51,496	$45,434
Noninterest income	38,833	43,977	36,155	36,602	32,630
Adjustments:
Contingent payout	—	—	—	(566)	—
Adjusted total	$93,350	$100,025	$91,839	$87,532	$78,064

Ratio	60.0%	56.1%	59.9%	62.6%	68.5%

Core diluted earnings per share
Core net income (per above)	$29,663	$32,384	$28,187	$20,155	$8,116
Fully diluted shares	21,961,828	22,103,902	22,877,226	23,479,845	23,860,280

Ratio	$1.35	$1.47	$1.23	$0.86	$0.34

Effective tax rate used in computations above	19.3%	21.7%	22.0%	21.2%	19.6%

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. (and any consolidated subsidiaries of HomeStreet, Inc.) and its operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that actual results may differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will continue to impact our business, operations and performance, which could have a negative impact on our credit portfolio, borrowers, and share price; recent restructuring activities; challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow, our inability to implement all or a significant portion of the cost reduction measures we have identified; the possibility that the results of such measures may fall short of our financial and operational expectations; adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by our regulators that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; increases in competition; unfavorable changes in general economic conditions; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and the extent of our success in resolving problem assets. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.